Exhibit 12.1

Universal Health Realty Income Trust

Computation of Ratio of Earnings to Fixed Charges

(Dollar amounts in thousands)

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	9 months ended September 30,	12 months ended December 31,
	2012	2011	2010	2009	2008	2007
Computation of Earnings:
Income from continuing operations	$14,967	$73,794	$16,310	$18,576	$11,653	$19,664
Equity in income of Unconsolidated LLCs	(1,803)	(3,058)	(2,948)	(3,092)	(2,052)	(2,821)
Distribution of income from Unconsolidated LLCs, excluding gains	3,614	6,875	5,079	5,996	4,228	4,232
Gain on replacement property recovered from UHS	0	0	0	0	0	(1,748)
Gain on divestiture of properties owned by unconsolidated LLCs, net	(7,375)	(35,835)	0	0	0	0
Gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	0	(28,576)	0	0	0	0
Fixed charges	5,853	2,402	1,939	2,479	2,810	2,081
Capitalized interest	0	0	0	(31)	(417)	(332)
Amortization of capitalized interest	12	15	15	15	7	0

Total Earnings	15,268	15,617	20,395	23,943	16,229	21,076

Computation of Fixed Charges:
Interest expense (a.)	5,853	2,402	1,939	2,448	2,391	1,749
Capitalized interest	0	0	0	31	417	332
Estimate of interest portion of lease/rental expense	0	0	0	0	2	0

Total fixed charges	5,853	2,402	1,939	2,479	2,810	2,081

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	2.6	6.5	10.5	9.7	5.8	10.1

Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs:	9 months ended September 30,	12 months ended December 31,
	2012	2011	2010	2009	2008	2007
Computation of Earnings:
Income from continuing operations	$14,967	$73,794	$16,310	$18,576	$11,653	$19,664
Equity in income of Unconsolidated LLCs	(1,803)	(3,058)	(2,948)	(3,092)	(2,052)	(2,821)
Distribution of income from Unconsolidated LLCs, excluding gains	3,614	6,875	5,079	5,996	4,228	4,232
Gain on replacement property recovered from UHS	0	0	0	0	0	(1,748)
Gain on divestiture of properties owned by unconsolidated LLCs, net	(7,375)	(35,835)	0	0	0	0
Gain on fair value recognition resulting from the purchase of minority interests in majority-owned LLCs, net	0	(28,576)	0	0	0	0
Fixed charges	10,057	18,884	18,267	15,803	15,671	13,254
Capitalized interest	0	0	0	(31)	(417)	(332)
Capitalized interest of unconsolidated LLCs (our pro-rata share)	0	0	(255)	(173)	(294)	(1,214)
Amortization of capitalized interest	12	15	15	15	7	0
Amortization of capitalized interest of Unconsolidated LLCs (our pro-rata share)	62	82	73	65	57	30

Total Earnings	19,534	32,181	36,541	37,159	28,853	31,065

Computation of Fixed Charges:
Interest expense (a.)	5,853	2,402	1,939	2,448	2,391	1,749
Interest expense of Unconsolidated LLCs (our pro-rata share) (a.)	4,104	16,128	15,725	12,896	12,382	9,824
Capitalized interest	0	0	0	31	417	332
Capitalized interest of Unconsolidated LLCs (our pro-rata share)	0	0	255	173	294	1,214
Estimate of interest portion of lease/rental expense	0	0	0	0	2	0
Estimate of interest portion of lease/rental expense of Unconsolidated LLCs (our pro-rata share)	100	354	348	255	185	135

Total fixed charges	10,057	18,884	18,267	15,803	15,671	13,254

Ratio of Earnings to Fixed Charges, including the impact of our pro-rate share of the fixed charges incurred by the Unconsolidated LLCs:	1.9	1.7	2.0	2.4	1.8	2.3

(a.)	Includes amortization of debt issuance costs.

LLC Cash Distributions
2009	2008	2007	2006	2005	2004